ING Partners, Inc.

(your Portfolio is identified on your voting instruction card{s})

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ  85258-2034

We are writing to follow-up on proxy materials that were previously sent to you regarding a Meeting of Shareholders and to notify you that it has been adjourned to May 31, 2012, 2013 at 3:00PM Arizona time.   Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. By voting now you will help save on the cost of additional solicitation.

Please Vote Today!

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately.  You and all other Portfolio shareholders will benefit from your cooperation.

The Board recommends a vote “FOR” all proposals being voted on as detailed in you Notice of a Meeting of Shareholders and Proxy Statement.  A copy of the Notice/Proxy Statement is available by calling the toll free number shown below.

1-800-628-8528

questions and record your vote. (Open: 10pm, Sat M-F 8am – 11am – 5pm ET)
Your vote is needed
• Log on to the internet voting site on your card, enter your control number printed on the card, and vote by following the on-screen prompts.
immediately!
• Call the phone number on your card, enter the control number printed on the card, and follow the touchtone prompts.
Please vote now to be sure your
• Mail in your signed card in the postage-paid envelope provided.
vote is received in time for the

May 31, 2013

adjourned Meeting of

Shareholders.

Voting takes only a few minutes. Thank you	INGUVP-ADJ2
for your participation in this important matter.

Your Fund has made it very easy for you to
vote. Choose one of the following methods:

• Speak to a live proxy specialist by calling
1-800-628-8528. We can answer your